As filed with the Securities and Exchange Commission on July 10, 2020

                Registration Number 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
------------
FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Amyris, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

2860

(Primary Standard Industrial Classification Code Number)

55-0856151

(IRS Employer Identification Number)

5885 Hollis Street, Suite 100
Emeryville, CA 94608
(510) 450-0761

(Address, including zip code, and telephone number, including  area code, of registrant’s principal executive offices)

John Melo
President and Chief Executive Officer
5885 Hollis Street, Suite 100
Emeryville, CA 94608
(510) 450-0761

(Name, address, including zip code, and telephone number, including  area code, of agent for service)

Please send copies of all correspondence to:

Gordon K. Davidson, Esq.
David Michaels, Esq.
Amanda L. Rose, Esq.
Fenwick & West LLP
801 California Street
Mountain View, California 94041
(650) 988-8500

Approximate date of commencement of proposed sale to the public: From time to time after the effectiveness of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.0001 par value per share	65,166,658	$4.45	$289,991,628.10	$37,640.91
(1)Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement shall also cover any additional shares of common stock which become issuable by reason of any stock dividend, stock split or other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding shares of the registrant’s common stock.
(2)In accordance with Rule 457(c) under the Securities Act of 1933, the aggregate offering price of the registrant’s common stock is estimated solely for the purpose of calculating the registration fees due for this filing. For the initial filing of this Registration Statement, this estimate was based on the average of the high and low sales price of the registrant’s common stock reported by The Nasdaq Global Select Market on July 9, 2020.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION DATED JULY 10, 2020

PROSPECTUS

AMYRIS, INC.

65,166,658 Shares of Common Stock

This prospectus relates to the registration for potential offer and sale from time to time of up to 65,166,658 shares of our common stock, par value $0.0001 per share (the “Shares”), by the selling stockholders identified in the “Selling Stockholders” section of this prospectus.  The shares of common stock registered hereunder consist of (i) outstanding shares of common stock issued to the selling stockholders pursuant to those certain Securities Purchase Agreements, dated June 1, 2020 and June 4, 2020, by and among the Company and the selling stockholders (the “Purchase Agreements”), and (ii) shares issuable to the selling stockholders upon conversion of shares of the Company’s Series E Convertible Preferred Stock, par value $0.0001 per share (the “Series E Preferred Stock”), issued to such selling stockholders pursuant to the Purchase Agreements and the Certificate of Designation of Preferences, Rights and Limitations of Series E Convertible Preferred Stock filed with the Secretary of State of Delaware on June 5, 2020 (the “Series E Certificate of Designation”). For more information regarding the Shares, see “Selling Stockholders” below.

The selling stockholders may sell the Shares directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. The selling stockholders may sell the Shares at any time at market prices prevailing at the time of sale or at privately negotiated prices. For more information regarding the selling stockholders and the sale of the Shares, see “Selling Stockholders” and “Plan of Distribution” below.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of the Shares by the selling stockholders. We will pay the expenses incurred in registering the Shares, including legal and accounting fees.

Our common stock is traded on The Nasdaq Global Select Market under the symbol “AMRS.”  On July 8, 2020, the closing price of our common stock was $4.62 per share.

Investing in our securities involves risks.  See “Risk Factors” commencing on page 3.  You should carefully read this prospectus, the documents incorporated herein, and, if applicable, any prospectus supplement subsequently filed with respect to this prospectus, before making any investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is , 2020

INFORMATION CONTAINED IN THIS PROSPECTUS
Neither we nor the selling stockholders have authorized any dealer, agent or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and, if applicable, any accompanying prospectus supplement or any free writing prospectus.  Neither we nor the selling stockholders take any responsibility for, and provide no assurance as to the reliability of, any other information that others may give you. This prospectus and, if applicable, any accompanying prospectus supplement or any free writing prospectus, do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and, if applicable, any accompanying prospectus supplement or any free writing prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.  You should not assume that the information contained in this prospectus and, if applicable, any accompanying prospectus supplement or any free writing prospectus, is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and, if applicable, any accompanying prospectus supplement or any free writing prospectus, is delivered or securities are sold on a later date.
This prospectus may be supplemented from time to time by one or more prospectus supplements. Any such prospectus supplements may include additional information, such as additional risk factors or other special considerations applicable to us, our business or results of operations or our common stock, and may also update or change the information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement.
For investors outside the United States, neither we nor the Selling Stockholder has done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the U.S. Persons who come into possession of this prospectus and any free writing prospectus related to this offering in jurisdictions outside the U.S. are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus and any such free writing prospectus applicable to that jurisdiction.

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PROSPECTUS SUMMARY
This summary highlights information contained elsewhere in this prospectus and in the documents incorporated by reference herein. Because it is a summary, it does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus and the documents incorporated by reference herein, including our consolidated financial statements and the related notes and the information set forth under the section “Risk Factors”. Some of the statements in this prospectus and the documents incorporated by reference herein constitute forward-looking statements that involve risks and uncertainties. See information set forth under the section “Forward-Looking Statements”. Except where the context requires otherwise, references in this prospectus to “Amyris,” “the Company,” “we,” “us” and “our” refer to Amyris, Inc., together with its consolidated subsidiaries, taken as a whole.
About This Prospectus

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “Commission”) to register 65,166,658 shares of our common stock (the “Shares”).  The Shares registered hereunder consist of (i) outstanding shares of common stock issued to the selling stockholders pursuant to those certain Securities Purchase Agreements, dated June 1, 2020 and June 4, 2020, by and among the Company and the selling stockholders (the “Purchase Agreements”), and (ii) shares issuable to the selling stockholders upon conversion of shares of the Company’s Series E Convertible Preferred Stock, par value $0.0001 per share (the “Series E Preferred Stock”), issued to such selling stockholders pursuant to the Purchase Agreements and the Certificate of Designation of Preferences, Rights and Limitations of Series E Convertible Preferred Stock filed with the Secretary of State of Delaware on June 5, 2020 (the “Series E Certificate of Designation”). The Shares are being registered for resale or other disposition by the selling stockholders. We will not receive any proceeds from the sale or other disposition of the Shares registered hereunder, or interests therein.

About Amyris, Inc.

As a leading biotechnology company, we apply our technology platform to engineer, manufacture and sell high performance, natural, sustainably sourced products into the Clean Health & Beauty, and Flavor & Fragrance markets. Our proven technology platform enables us to rapidly engineer microbes and use them as catalysts to metabolize renewable, plant-sourced sugars into large volume, high-value ingredients. Our platform, combined with our proprietary fermentation process, replaces existing complex and expensive manufacturing processes. We have successfully used our technology to develop and produce nine distinct molecules at commercial volumes, leading to more than 17 commercial ingredients used by thousands of leading global brands.

We believe that synthetic biology represents a third industrial revolution, bringing together biology and engineering to generate new, more sustainable materials to meet the growing global demand for bio-based replacements for petroleum-based and traditional animal- or plant-derived ingredients. We continue to build demand for our current portfolio of products through an extensive sales network provided by our collaboration partners that represent leading companies for our target market sectors. We also have a small group of direct sales and distributors who support our Clean Beauty market and proprietary sweetener product, purecane. Via our partnership model, our partners invest in the development of each molecule to bring it from the lab to commercial-scale and use their extensive sales force to sell our ingredients and formulations to their customers as part of their core business. We capture long-term revenue both through the production and sale of the molecule to our partners and through royalty revenues from our partners' product sales to their customers.

We were founded in 2003 in the San Francisco Bay area by a group of scientists from the University of California, Berkeley. Our first major milestone came in 2005 when, through a grant from the Bill & Melinda Gates Foundation, we developed technology capable of creating microbial strains that produce artemisinic acid, a precursor of artemisinin, an effective anti-malarial drug. Building on our success with artemisinic acid, in 2007 we began applying our technology platform to develop, manufacture and sell sustainable alternatives to a broad range of markets. We focused our initial development efforts primarily on the production of Biofene®, our brand of renewable farnesene, a long-chain, branched hydrocarbon molecule that we manufacture through fermentation using engineered microbes. The commercialization of farnesene pushed us to create a more cost efficient, faster and accurate development process in the lab and to drive manufacturing costs down. This investment has enabled our technology platform to rapidly develop microbial strains and commercialize target molecules. In 2014, we began manufacturing additional molecules for the Flavor & Fragrance industry; in 2015 we began investing to expand our capabilities to other small molecule chemical classes beyond terpenes via our collaboration with the Defense Advanced Research Projects Agency (DARPA); and in 2016 we expanded into proteins.

We have invested over $700 million in infrastructure and technology to create microbes that produce molecules from sugar or other feedstocks at commercial-scale. This platform has been used to design, build, optimize and upscale strains producing nine distinct molecules at commercial volumes, leading to more than 17 commercial ingredients used by thousands of leading global brands. Our time to market for molecules has decreased from seven years to less than a year for our most recent molecule, mainly due to our ability to leverage the technology platform we have built.

Our technology platform has been in active use since 2007 and has been integrated with our commercial production since 2011, creating an organism development process that we believe makes us an industry leader in the successful scale-up and commercialization of biotech-produced ingredients. The key performance characteristics of our platform that we believe differentiate us include our proprietary computational tools, strain construction tools, screening and analytics tools, and advanced lab automation and data integration. Having this fully integrated with our large-scale manufacturing process and capability enables us to always engineer with the end specification and requirements guiding our technology. Our state-of-the-art infrastructure includes industry-leading strain engineering and lab automation located in Emeryville, California, pilot-scale production facilities in Emeryville, California and Campinas, Brazil, a demonstration-scale facility in Campinas, Brazil and a commercial-scale production facility in Leland, North Carolina, which is owned and operated by our Aprinnova joint venture to convert our Biofene into squalane and other final products.

We are able to use a wide variety of feedstocks for production, but have focused on accessing Brazilian sugarcane for our large-scale production because of its renewability, low cost and relative price stability. We have also successfully used other feedstocks such as sugar beets, corn dextrose, sweet sorghum and cellulosic sugars at various manufacturing facilities.

Several years ago, we made the strategic decision to transition our business model from collaborating and commercializing molecules in low margin commodity markets to higher margin specialty markets. We began the transition by first commercializing and supplying farnesene-derived squalane as a cosmetic ingredient sold to formulators and distributors. We also entered into collaboration and supply agreements for the development and commercialization of molecules within the Flavor & Fragrance and Clean Beauty markets where we utilize our strain generation technology to develop molecules that meet the customer’s rigorous specifications. During this transition, we solidified the business model of partnering with our customers to create sustainable, high performing, low-cost molecules that replace an ingredient in their supply chain, commercially scale and manufacture those molecules, and share in the profits earned by our customers once our customer sells its product into these specialty markets. These three steps constitute our grants and collaborations revenues, renewable product revenues, and royalty revenues.

During this transition, we solidified the business model of partnering with our customers to create sustainable, high performing, low-cost molecules that replace an ingredient in their supply chain, commercially scale and manufacture those molecules, and share in the profits earned by our customers once our customer sells its product into these specialty markets. These three steps constitute our grants and collaborations revenues, renewable product revenues, and royalty revenues.

Corporate Information

We were originally incorporated in California in 2003 under the name Amyris Biotechnologies, Inc. and then reincorporated in Delaware in 2010 and changed our name to Amyris, Inc. Our principal executive offices are located at 5885 Hollis Street, Suite 100, Emeryville, California 94608, and our telephone number is (510) 450-0761. Our common stock is listed on The Nasdaq Global Select Market under the symbol “AMRS.” Our website address is www.amyris.com. The information contained in or accessible through our website or contained on other websites is not a part of, and not incorporated into, this prospectus.

Amyris, the Amyris logo, Biofene, Biossance, Pipette, Purecane and No Compromise are trademarks or registered trademarks of Amyris, Inc or its subsidiaries. This report also contains trademarks and trade names of other businesses that are the property of their respective holders. Solely for convenience, the trademarks and tradenames referred to in this prospectus appear without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or the right of the applicable licensor to these trademarks and tradenames.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the risks and uncertainties described below, together with all of the other information set forth in this prospectus or incorporated herein by reference, including the consolidated financial statements and related notes, and the risks and uncertainties discussed under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2019 and in Part II, Item 1A of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, which are incorporated by reference herein in their entirety. If any of the risks described herein or therein actually occur, our business, financial condition and results of operations could suffer. In these circumstances, the market price of our common stock could decline and you may lose all or part of your investment in our common stock.

Additional risks and uncertainties beyond those set forth in this prospectus or in our reports filed with the Commission and not presently known to us or that we currently deem immaterial may also affect our operations. Any risks and uncertainties, whether set forth in this prospectus or in our reports filed with the Commission or otherwise, could cause our business, financial condition, results of operations and future prospects to be materially and adversely harmed. The trading price of our securities could decline due to any of these risks and uncertainties, and, as a result, you may lose all or part of your investment.

Our stock price may be volatile.

The market price of our common stock has been, and we expect it to continue to be, subject to significant volatility, and it has declined significantly from our initial public offering price. As of July 8, 2020, the reported closing price of our common stock on The Nasdaq Global Select Market (“Nasdaq”) was $4.62 per share. Market prices for securities of early stage companies have historically been particularly volatile. Such fluctuations could be in response to, among other things, the factors described in this “Risk Factors” section, or other factors, some of which are beyond our control, such as:

•fluctuations in our financial results or outlook or those of companies perceived to be similar to us;
•changes in estimates of our financial results or recommendations by securities analysts;
•changes in market valuations of similar companies;
•changes in the prices of commodities associated with our business such as sugar and petroleum or changes in the prices of commodities that some of our products may replace, such as oil and other petroleum sourced products;
•changes in our capital structure, such as future issuances of securities or the incurrence of debt;
•announcements by us or our competitors of significant contracts, acquisitions or strategic partnerships;
•regulatory developments in the United States, Brazil, and/or other foreign countries;
•litigation involving us, our general industry or both;
•additions or departures of key personnel;
•investors’ general perception of us; and
•changes in general economic, industry and market conditions.

Furthermore, stock markets have experienced price and volume fluctuations that have affected, and continue to affect, the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market fluctuations, as well as general economic, political and market conditions, such as recessions, interest rate changes and international currency fluctuations, may negatively affect the market price of our common stock.

In the past, many companies that have experienced volatility and sustained declines in the market price of their stock have become subject to securities class action and derivative action litigation. We were involved in two such lawsuits which were dismissed in 2014, were involved in five such lawsuits that were dismissed in September 2017, July 2018 and September 2018, respectively, were involved in two such lawsuits that were dismissed in October 2019 and December 2019, are currently involved in one such lawsuit, and we may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

The concentration of our capital stock ownership with insiders will limit the ability of other stockholders to influence corporate matters and presents risks related to the operations of our significant stockholders.

As of June 30, 2020, significant stockholders held an aggregate total of 48.7% of the Company's total common shares outstanding, as follows: Foris Ventures, LLC (Foris) (28.6%), FMR LLC (8.7%), DSM International B.V. (6.4%), and Vivo Capital LLC (Vivo) (5.0%). Furthermore, each of these parties holds some or a combination of convertible preferred stock, warrants and purchase rights, pursuant to which they may acquire additional shares of our common stock and thereby increase their ownership interest in our company. Additionally, Foris is indirectly owned by John Doerr, one of our current directors, and each of DSM and Vivo have the right to designate one or more directors to serve on our Board of Directors pursuant to agreements between us and such stockholders. This significant concentration of share ownership may adversely affect the trading price of our common stock because investors often perceive disadvantages in owning stock in companies with stockholders with significant interests. Also, these stockholders, acting together, may be able to control or significantly influence our management and affairs and matters requiring stockholder approval, including the election of directors and the approval of significant corporate transactions, such as mergers, consolidations or the sale of all or substantially all of our assets, and may not act in the best interests of our other stockholders. Consequently, this concentration of ownership may have the effect of delaying or preventing a change of control, or a change in our management or Board of Directors, or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company, even if such actions would benefit our other stockholders.

In addition, certain of our stockholders, including DSM International B.V., are also our commercial partners and have various rights in connection with their security ownership in us. These stockholders may have interests that are different from those of our other stockholders, including with respect to our company’s commercial transactions. While we have a related-party transactions policy that requires certain approvals of any transaction between our company and a significant stockholder or its affiliates, there can be no assurance that our significant stockholders will act in the best interests of our other stockholders, which could harm our results of operations and cause our stock price to decline.

The market price of our common stock could be negatively affected by future sales of our common stock.

If our existing stockholders, particularly our largest stockholders, our directors, their affiliates, or our executive officers, sell a substantial number of shares of our common stock in the public market, the market price of our common stock could decrease significantly. The perception in the public market that these stockholders might sell our common stock could also depress the market price of our common stock and could impair our future ability to obtain capital, especially through an offering of equity securities.

We have in place, or have agreed to file, registration statements for the resale of certain shares of our common stock held by, or issuable to, certain of our largest stockholders, including the registration statement of which this prospectus forms a part. All of our common stock sold pursuant to an offering covered by such registration statements will be freely transferable. In addition, shares of our common stock issued or issuable under our equity incentive plans have been registered on Form S-8 registration statements and may be freely sold in the public market upon issuance, except for shares held by affiliates who have certain restrictions on their ability to sell.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. If any of the analysts who cover us change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, our stock price would likely decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

We do not expect to declare any dividends in the foreseeable future.

We do not anticipate declaring any cash dividends to holders of our common stock in the foreseeable future. In addition, certain of our equipment leases and credit facilities currently restrict our ability to pay dividends. Consequently, investors may need to rely on sales of their shares of our common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment. Investors seeking cash dividends should not purchase our common stock.

Anti-takeover provisions contained in our Certificate of Incorporation and Bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

Our Certificate of Incorporation and Bylaws contain provisions that could delay or prevent a change in control of our company. These provisions could also make it more difficult for stockholders to nominate directors and take other corporate actions. These provisions include:

•a staggered Board of Directors;
•authorizing the Board of Directors to issue, without stockholder approval, preferred stock with rights senior to those of our common stock;
•authorizing the Board of Directors to amend our Bylaws, to increase the number of directors and to fill board vacancies until the end of the term of the applicable class of directors;
•prohibiting stockholder action by written consent;
•limiting the liability of, and providing indemnification to, our directors and officers;
•eliminating the ability of our stockholders to call special meetings; and
•requiring advance notification of stockholder nominations and proposals.

Section 203 of the Delaware General Corporation Law prohibits, subject to some exceptions, “business combinations” between a Delaware corporation and an “interested stockholder,” which is generally defined as a stockholder who becomes a beneficial owner of 15% or more of a Delaware corporation’s voting stock, for a three-year period following the date that the stockholder became an interested stockholder. We have agreed to opt out of Section 203 through our Certificate of Incorporation, but our Certificate of Incorporation contains substantially similar protections to our company and stockholders as those afforded under Section 203, except that we have agreed with Total that it and its affiliates will not be deemed to be “interested stockholders” under such protections.

These and other provisions in our Certificate of Incorporation and our Bylaws could discourage potential takeover attempts, reduce the price that investors are willing to pay in the future for shares of our common stock and result in the market price of our common stock being lower than it would be without these provisions.

FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the other documents we have filed with the Commission that are incorporated herein by reference contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties, including those discussed under the heading “Risk Factors” above, include our liquidity and ability to fund operating and capital expenses, potential delays or failures in development, production and commercialization of products, and our reliance on third parties.

All statements other than statements of historical fact are statements that could be deemed to be forward-looking statements, including any projections of financing needs, revenue, expenses, earnings or losses from operations, or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning product research, development and commercialization plans and timelines; any statements regarding expected production capacities, volumes and costs; any statements regarding anticipated benefits of our products and expectations for commercial relationships; any other statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. The words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will be,” “will continue,” “will result,” “seek,” “could,” “may,” “might,” or any variations of such words or other words with similar meanings generally identify forward-looking statements.

Given these uncertainties, you should not place undue reliance on these forward-looking statements. You should read this prospectus, any supplements to this prospectus and the documents that we incorporate by reference in this prospectus with the understanding that our actual future results may be materially different from what we expect.

The forward-looking statements in this prospectus and in any prospectus supplement or other document we have filed with the Commission and incorporated herein represent our views as of the date thereof.  We anticipate that subsequent events and developments will cause our views to change. All subsequent written or oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. However, while we may elect to update these forward-looking statements at some point in the future or to conform these statements to actual results or revised expectations, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this prospectus or such prospectus supplement or other document.

USE OF PROCEEDS

The proceeds from the sale of the Shares offered pursuant to this prospectus are solely for the accounts of the selling stockholders.  Accordingly, we will not receive any of the proceeds from the sale of the Shares offered by this prospectus.  See “Selling Stockholders” and “Plan of Distribution” below.

SELLING STOCKHOLDERS

The Shares being offered by the selling stockholders under this prospectus consist of (i) outstanding shares of common stock issued to the selling stockholders pursuant to the Purchase Agreements, and (ii) shares issuable to the selling stockholders upon conversion of shares of the Company’s Series E Preferred Stock issued to such selling stockholders pursuant to the Purchase Agreements and the Series E Certificate of Designation. The Shares are being registered for resale or other disposition by the selling stockholders. We will not receive any proceeds from the sale or other disposition of the Shares registered hereunder, or interests therein. Pursuant to the Purchase Agreements, we have agreed to file a registration statement with the Commission covering the resale of the Shares, and this registration statement has been filed pursuant to those agreements.

Series E Convertible Preferred Stock

The conversion and exercise terms of the Series E Preferred Stock are as follows:

Each share of Series E Preferred Stock (the “Preferred Shares”) has a stated value of $1,000 and is convertible into 333.33 shares of common stock. All Preferred Shares shall be automatically converted, without any further action by the holder, on the first trading day after the Company obtains Stockholder Approval (as defined below), which is being sought at the Company’s special meeting of stockholders to be held on August 14, 2020.

Unless and until converted into shares or our common stock in accordance with its terms, the Preferred Shares have no voting rights, other than as required by law or with respect to matters specifically affecting the Preferred Shares. The Preferred Shares entitle the holders thereof to (i) receive, if the Company declares or makes any dividend or other distribution of its assets to holders of shares of our common stock other than dividends in the form of common stock (a “Distribution”), payments on Preferred Shares equal to and in the same form as such Distribution actually paid on shares of our common stock when, as and if such Distribution are paid on shares of our common stock; and (ii) participate pari passu with the holders of our common stock in the net assets of the Company upon any liquidation, dissolution or winding-up of the Company, after the satisfaction in full of the debts of the Company and the payment of any liquidation preference owed to the holders of shares of capital stock of the Company ranking senior to the Series E Convertible Preferred Stock upon liquidation.

Pursuant to the Purchase Agreements, we agreed to obtain our stockholders’ approval for the issuance of shares of our common stock issuable upon conversion of the Series E Preferred Stock as is required by the applicable rules and regulations of the Nasdaq Stock Market, including Nasdaq Listing Standard Rule 5635(d) (the “Stockholder Approval”). We are seeking the Stockholder Approval at the special meeting of stockholders to be held on August 14, 2020.

Selling Stockholders

The table below lists the selling stockholders and other information regarding their beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder) of our common stock as of June 30, 2020. Under Section 13(d) of the Exchange Act, beneficial ownership generally includes voting or investment power with respect to securities, including any securities that grant the holder the right to acquire shares of common stock within 60 days of the date of determination. These shares are deemed to be outstanding for the purpose of computing the percentage ownership of the person holding those securities, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The percentage ownership data is based on 204,618,423 shares of our common stock issued and outstanding as of June 30, 2020 (as reflected in the records of our stock transfer agent).

We have prepared the table below based on information furnished to us by or on behalf of the selling stockholders. The second column of the table lists the number of shares of common stock beneficially owned by the selling stockholders as of June 30, 2020. The third column of the table lists the shares of common stock issuable to the selling stockholders upon conversion of shares of the Company’s Series E Preferred Stock issued to such selling stockholders pursuant to the Purchase Agreements and the Series E Certificate of Designation. The fourth column of the table lists the shares of common stock being offered under this prospectus by the selling stockholders or by those persons or entities to whom they transfer, donate, devise, pledge or distribute their Shares or by other successors in interest. The Shares may be sold pursuant to this prospectus or in privately negotiated transactions. See “Plan of Distribution.” Because the selling stockholders may sell all, some or none of their Shares in this offering and because there are currently no agreements, arrangements or undertakings with respect to the sale of any of the Shares, we cannot estimate the number of Shares the selling stockholders will sell under this prospectus. The fourth column of the table assumes the sale of all of the Shares offered by the selling stockholders pursuant to this prospectus.

The selling stockholders have not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years, other than: (i) the acquisition and beneficial ownership of the Shares described in the tables below or other of our debt or equity securities, (ii) with respect to Foris Ventures, LLC, it is a greater than 20% stockholder of us and is affiliated with our director John Doerr, with respect to Perrara Ventures, LLC, it is affiliated with our director John Doerr, and (iv) with respect to Vivo Capital LLC (“Vivo”), director Frank Kung is a member of Vivo, which is an affiliate of each of Vivo Opportunity Fund, LP, Vivo Capital Fund IX, LP, Vivo Capital Fund VIII, LP and Vivo Capital Surplus Fund VIII, LP, and was designated to serve on our Board of Directors pursuant to the right of Vivo to designate one member of our Board of Directors under that certain Stockholder Agreement, dated August 3, 2017, between us, on the one hand, and Vivo Capital Fund VIII, L.P. and Vivo Capital Surplus Fund VIII, L.P., on the other hand.

Unless otherwise indicated in the footnotes below, we believe that the selling stockholders have sole voting and investment power with respect to all shares of our common stock beneficially owned by them. Since the date on which they provided us with the information below, the selling stockholders may have sold, transferred or otherwise disposed of some or all of their shares in transactions exempt from the registration requirements of the Securities Act.

Name of Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to Offering (1)		Shares of Common Stock to be Issued Upon Conversion of the Series E Preferred Stock (1)	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus (2)	Shares of Common Stock Beneficially Owned After Offering (1)(2)
Foris Ventures, LLC(3)	67,268,358	31.5%	6,666,666	6,666,666	67,268,358	31.5%
Perrara Ventures, LLC (4)	-	-	3,333,333	3,333,333	-	-
Variable Insurance Products Fund III: Balanced Portfolio (5)	1,583,403	*	-	168,952	1,414,451	*
Fidelity Advisor Series I: Fidelity Advisor Balanced Fund (6)	1,360,547	*	-	148,235	1,212,312	*
Fidelity Puritan Trust: Fidelity Balanced Fund (7)	11,077,962	5.3%	-	1,182,813	9,895,149	4.8%
Vivo Opportunity Fund, L.P. (8)	2,473,280	1.2%	1,996,096	4,469,376	-	-
Vivo Capital Fund IX, L.P. (9)	551,884	*	445,406	997,290	-	-
Vivo Capital Fund VIII, L.P. (10)	9,058,383	4.4%	470,912	1,054,400	8,474,895	4.1%
Vivo Capital Surplus Fund VIII, L.P. (11)	1,250,773	*	65,028	145,601	1,170,200	*
Loyola Capital Partners, LP (12)	7,187,368	3.5%	312,630	699,998	6,800,000	3.3%
Farallon Capital Partners, L.P. (13)	753,524	*	608,144	1,361,668	-	-
Farallon Capital Institutional Partners, L.P. (13)	2,015,239	1.0%	1,626,427	3,641,666	-	-
Farallon Capital Institutional Partners II, L.P. (13)	490,667	*	396,000	886,667	-	-
Farallon Capital Institutional Partners III, L.P. (13)	175,238	*	141,430	316,668	-	-

Four Crossings Institutional Partners V, L.P. (13)	315,429	*	254,570	569,999	-	-
Farallon Capital Offshore Investors II, L.P. (13)	2,803,810	1.4%	2,262,854	5,066,664	-	-
Farallon Capital F5 Master I, L.P. (13)	332,953	*	268,714	601,667	-	-
Farallon Capital (AM) Investors, L.P. (13)	122,667	*	99,000	221,667	-	-
Casdin Partners Master Fund, L.P. (14)	5,349,376	2.6%	4,317,290	9,666,666	-	-
AST Small-Cap Growth Opportunities Portfolio, a series of Advanced Series Trust (15)	327,657	*	265,927	593,584	-	-
Victory RS Small Cap Growth Fund, a series of Victory Portfolios (15)	2,447,976	1.2%	1,986,790	4,434,766	-	-
Victory RS Small Cap Equity Fund, a series of Victory Portfolios (15)	73,240	*	59,444	132,684	-	-
Victory RS Small Cap Growth Equity VIP Series, a series of Victory Variable Insurance Funds (15)	113,500	*	92,117	205,617	-	-
Victory RS Small Cap Growth Collective Fund, a series of Victory Capital International Collective Investment Trust (15)	239,996	*	194,780	434,776	-	-
JNL Multi- Manager Small Cap Growth Fund, a series of JNL Series Trust (15)	427,933	*	347,314	775,247	-	-
Japan Trustee Services Bank, Ltd. as Trustee for SMTB U.S. Small And Mid Cap Growth Concentrated Mother Fund (15)	3,964	*	3,217	7,181	-	-
The Master Trust Bank of Japan, Ltd. as Trustee for U.S. Small And Mid Cap Growth Concentrated M F (USD Denominated) (15)	45,712	*	37,100	82,812	-	-
RTW Master Fund, LTD. (16)	2,186,739	1.1%	1,258,737	2,818,385	-	-
RTW Innovation Master Fund, LTD. (16)	841,750	*	481,627	1,078,391	-	-
RTW Venture Fund Limited (16)	93,175	*	46,100	103,223	-	-
Perceptive Life Sciences Master Fund, Ltd. (17)	1,844,612	*	1,488,720	3,333,332	-	-
Nantahala Capital Partners II Limited Partnership(18)	331,546	*	267,579	599,125	-	-
Nantahala Capital Partners Limited Partnership(18)	121,547	*	98,097	219,644	-	-
Blackwell Partners LLC - Series A (18)	257,780	*	208,045	465,825	-	-
Silver Creek CS SAV, L.L.C. (18)	84,911	*	68,529	153,440	-	-
Nantahala Capital Partners SI, LP (18)	729,180	*	588,495	1,317,675	-	-
NCP QR LP (18)	135,187	*	109,105	244,292	-	-
Blue Water Life Science Master Fund, Ltd. (19)	1,448,867	*	863,457	1,933,332	378,992	*
Maven Investment Partners US Ltd – New York Branch (20)	737,845	*	595,487	1,333,332	-	-
Tamarack Global Healthcare Fund, LP (21)	1,173,633	*	-	1,173,633	-	-
Tamarack Global Healthcare Fund QP, LP (21)	159,700	*	-	159,700	-	-

Koyote Trading LLC (22)	844,076	*	148,870	333,331	659,615	*
All other selling stockholders (23)	1,619,112	*	908,123	2,033,335	493,900	*
TOTAL			33,382,160	65,166,658
*	Represents beneficial ownership of less than one percent of the outstanding shares of our common stock.
(1)The shares of common stock beneficially owned prior to and after this offering exclude the number of shares of our common stock issuable to the selling stockholders upon conversion of shares of Series E Preferred Stock, subject to the Stockholder Approval. The number of shares of common stock to be issued upon conversion of the Series E Preferred Stock reflects the maximum number of shares to be issued to each selling stockholder in accordance with the Series E Certificate of Designation.
(2)We do not know when or in what amounts a selling stockholder may offer Shares for sale. The selling stockholders may not sell any or all of the Shares offered by this prospectus. Because the selling stockholders may offer all or some of the Shares pursuant to this offering and because there are currently no agreements, arrangements or undertakings with respect to the sale of any of the Shares, we cannot estimate the number of Shares that will be held by the selling stockholders after completion of this offering. However, for illustrative purposes of this table, we have assumed that, after completion of this offering, none of the Shares covered by this prospectus will be held by the selling stockholders.
(3)The shares of common stock beneficially owned prior to this offering include 8,778,230 shares of our common stock issuable upon exercise of certain rights to purchase common stock held by Foris Ventures, LLC (“Foris”) and also exclude 16,680,334 shares of our common stock issuable upon exercise by Foris of its option to convert all or any portion of the secured indebtedness outstanding under the Amended and Restated Loan and Security Agreement dated October 28, 2019, as further amended on June 1, 2020, into shares of our common stock, in accordance with Nasdaq Listing Standard Rule 5635(d), which conversion is subject to stockholder approval at our special meeting of stockholders scheduled to be held on August 14, 2020. Foris is indirectly owned by director John Doerr, who shares voting and investment control over the shares held by Foris. Barbara S. Hager, in her capacity as Manager of Foris may also be deemed to have investment discretion and voting power over the shares held by Foris. The address for Foris is 751 Laurel Street #717, San Carlos, California 94070.
(4)Perrara Ventures, LLC is indirectly owned by director John Doerr, who shares voting and investment control over the shares held by Perrara Ventures, LLC. Barbara S. Hager, in her capacity as Manager of Perrara Ventures, LLC may also be deemed to have investment discretion and voting power over the shares held by Perrara Ventures, LLC. The address for Perrara Ventures, LLC is 751 Laurel Street #717, San Carlos, California 94070.
(5)The shares of common stock beneficially owned prior to this offering include 381,451 shares of common stock issuable upon exercise of rights to purchase our common stock held by Variable Insurance Products Fund III: Balanced Portfolio, which is managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds advised by FMR Co, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds' Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds' Boards of Trustees. The address for Variable Insurance Products Fund III: Balanced Portfolio is P.O. Box 35308, Newark, NJ 07101-8006.

(6)The shares of common stock beneficially owned prior to this offering include 320,612 shares of common stock issuable upon exercise of rights to purchase our common stock held by Fidelity Advisor Series I: Fidelity Advisor Balanced Fund, which is managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds advised by FMR Co, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds' Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds' Boards of Trustees. The address for Fidelity Advisor Series I: Fidelity Advisor Balanced Fund is P.O. Box 35308, Newark, NJ 07101-8006.
(7)The shares of common stock beneficially owned prior to this offering include 2,782,258 shares of common stock issuable upon exercise of rights to purchase our common stock held by Fidelity Puritan Trust: Fidelity Balanced Fund, which is managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds' Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds' Boards of Trustees. The address for Fidelity Puritan Trust: Fidelity Balanced Fund is 333 South Wabash Ave, 32nd Floor, Chicago, Illinois 60604.
(8)Vivo Opportunity Fund, LLC is the general partner of Vivo Opportunity Fund, L.P. The voting members of Vivo Opportunity Fund, LLC are Dr. Albert Cha, Dr. Gaurav Aggarwal, Shan Fu, Dr. Frank Kung and Michael Chang, none of whom has individual voting or investment power with respect to the securities covered hereby. The address for Vivo Opportunity Fund, L.P. is 192 Lytton Avenue, Palo Alto, California 94301.
(9)Vivo Capital Fund IX, LLC is the general partner of Vivo Capital Fund IX, L.P. The voting members of Vivo Capital Fund IX, LLC are Dr. Frank Kung, Dr. Albert Cha, Dr. Edgar Engleman, Dr. Chen Yu and Shan Fu, none of whom has individual voting or investment power with respect to the securities covered hereby. The address for Vivo Capital Fund IX, LP is 192 Lytton Avenue, Palo Alto, California 94301.
(10)The shares of common stock beneficially owned prior to this offering include (i) 1,707,831 shares currently issuable to Vivo Capital Fund VIII, L.P. upon conversion of shares of our Series D Convertible Preferred Stock, which conversion is subject to a 9.99% beneficial ownership limitation, and (ii) 1,065,676 shares currently issuable to Vivo Capital Fund VIII, LP upon exercise of certain common stock purchase warrants, which exercise is subject to a 19.99% ownership limitation. Vivo Capital VIII, LLC is the general partner of Vivo Capital Fund VIII, L.P. The voting members of Vivo Capital VIII, LLC are Dr. Frank Kung, Dr. Albert Cha, Dr. Edgar Engleman, Dr. Chen Yu and Shan Fu, none of whom has individual voting or investment power with respect to the securities covered hereby. The address for Vivo Capital Fund VIII, L.P. is 192 Lytton Avenue, Palo Alto, California 94301.

(11)The shares of common stock beneficially owned prior to this offering include (i) 235,830 shares currently issuable to Vivo Capital Surplus Fund VIII, L.P. upon conversion of shares of our Series D Convertible Preferred Stock, which conversion is subject to a 9.99% beneficial ownership limitation, and (ii) 147,111 shares currently issuable to Vivo Capital Surplus Fund VIII, LP upon exercise of certain common stock purchase warrants, which exercise is subject to a 19.99% ownership limitation. Vivo Capital VIII, LLC is the general partner of Vivo Capital Surplus Fund VIII, L.P. The voting members of Vivo Capital VIII, LLC are Dr. Frank Kung, Dr. Albert Cha, Dr. Edgar Engleman, Dr. Chen Yu and Shan Fu, none of whom has individual voting or investment power with respect to the securities covered hereby. The address for Vivo Capital Fund VIII, L.P. is 192 Lytton Avenue, Palo Alto, California 94301.
(12)Robert J. Reynolds, in his capacity as General Partner of Loyola Capital Partners, LP., may be deemed to have investment discretion and voting power over the shares held by Loyola Capital Partners, LP. The address for Loyola Capital Partners, LP is c/o Loyola Capital Management LLC, 222 E. Wisconsin Ave. Suite 201. Lake Forest, IL 60045.
(13)Farallon Partners, L.L.C. (“FPLLC”), as the general partner of each of Farallon Capital Partners, L.P., Farallon Capital Institutional Partners, L.P., Farallon Capital Institutional Partners II, L.P., Farallon Capital Institutional Partners III, L.P., Farallon Capital Offshore Investors II, L.P. and Farallon Capital (AM) Investors, L.P., (collectively, the “FPLLC Entities”), may be deemed to beneficially own such shares of common stock held by or issuable to each of the FPLLC Entities. Farallon F5 (GP), L.L.C. (“F5MI GP”), as the general partner of Farallon Capital F5 Master I, L.P. (“F5MI”), may be deemed to beneficially own such shares of common stock held by or issuable to F5MI. Farallon Institutional (GP) V, L.L.C. (“FCIP V GP”), as the general partner of Four Crossings Institutional Partners V, L.P. (“FCIP V”), may be deemed to beneficially own such shares of common stock held by or issuable to FCIP V. Each of Philip D. Dreyfuss, Michael B. Fisch, Richard B. Fried, David T. Kim, Michael G. Linn, Rajiv A. Patel, Thomas G. Roberts, Jr., William Seybold, Andrew J. M. Spokes, John R. Warren and Mark C. Wehrly (collectively, the “Farallon Managing Members”), as a (i) managing member or senior managing member, as the case may be, of FPLLC or (ii) manager or senior manager, as the case may be, of F5MI GP and FCIP V GP, in each case with the power to exercise investment discretion, may be deemed to beneficially own such shares of common stock held by or issuable to the FCPLLC Entities, F5MI or FCIP V. Each of FPLLC, F5MI GP, FCIP V GP and the Farallon Managing Members disclaims beneficial ownership of any such shares of common stock. The address of each of the entities and individuals referenced in this footnote is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 2100, San Francisco, CA 94111.
(14)The shares of common stock beneficially owned by Casdin Partners Master Fund, L.P. may be deemed to be indirectly beneficially owned by (i) Casdin Capital, LLC, the investment adviser to Casdin Partners Master Fund, L.P., (ii) Casdin Partners GP, LLC, the general partner of Casdin Partners Master Fund L.P., and (iii) Eli Casdin, the managing member of Casdin Capital, LLC and Casdin Partners GP, LLC. Each of Casdin Capital, LLC, Casdin Partners GP, LLC and Eli Casdin disclaims beneficial ownership of such securities except to the extent of their respective pecuniary interest therein. The address for Casdin Partners Master Fund, L.P. is 1350 Avenue of the Americas, Suite 2600, New York, NY 10019.
(15)Victory Capital Management Inc. (“Victory Capital”) serves as the investment adviser or investment sub-adviser to the selling stockholder. Victory Capital is an indirect wholly owned subsidiary of Victory Capital Holdings, Inc., a publicly traded company with its principal address at 15935 La Cantera Parkway, San Antonio, TX, 78256. By delegation from the selling stockholder and, as applicable, the selling stockholder’s Board of Trustees, Victory Capital has the power to dispose of the securities through its investment franchise, RS Investments Growth, and to vote the securities in accordance with its proxy voting policy through its proxy committee, which is composed of seven individuals. The address for the selling stockholders is c/o Victory Capital Management Inc., 4900 Tiedeman Road, 4th Floor, Brooklyn, OH 44144.
(16) Roderick Wong, in his capacity as Director of RTW Master Fund, Ltd. and RTW Innovation Master Fund, Ltd. and Managing Partner of the Investment Manager of RTW Venture Fund Limited (collectively, “RTW”), may be deemed to have investment discretion and voting power over the shares held by RTW. The address for RTW is C/O RTW Investments, LP, 40 10th Avenue, 7th Floor New York, NY 10014.

(17)Joseph Edelman, in his capacity as Chief Executive Officer of Perceptive Life Sciences Master Fund LTD may be deemed to have investment discretion and voting power over the shares held by Perceptive Life Sciences Master Fund LTD. The address for Perceptive Life Sciences Master Fund LTD is 51 Astor Place 10th floor, New York, NY 10003.
(18)Nantahala Capital Management, LLC is a Registered Investment Adviser and has been delegated the legal power to vote and/or direct the disposition of such securities on behalf of the selling stockholders as a General Partner or Investment Manager and would be considered the beneficial owner of such securities. The above shall not be deemed to be an admission by the record owners or Nantahala that they are themselves beneficial owners of these securities for purposes of Section 13(d) of the Exchange Act or any other purpose. Wilmot Harkey and Daniel Mack are managing members of Nantahala Capital Management, LLC and may be deemed to have voting and dispositive power over the shares held by Nantahala. The address for Nantahala is c/o Nantahala Capital Management, LLC, 130 Main St. 2nd Floor, New Canaan, CT 06840.
(19)Nathaniel T. Cornell, in his capacity as Managing Partner of Blue Water Life Science Master Fund, Ltd., may be deemed to have investment discretion and voting power over the shares held by Blue Water Life Science Master Fund, Ltd.. The address for Blue Water Life Science Master Fund, Ltd. is 60 East Sir Francis Drake Blvd., Suite 202, Larkspur, CA 94939.
(20) Anand K. Sharma may be deemed to have investment discretion and voting power over the shares held by Maven Investment Partners US Ltd – New York Branch. The address for Maven Investment Partners US Ltd – New York Branch is 675 Third Avenue, 15th Floor, New York, NY 10017.
(21)Justin Ferayorni, in his capacity as Chief Investment Officer of Tamarack Global Healthcare Fund, LP and Tamarack Global Healthcare Fund QP, LP (collectively, “Tamarack”) may be deemed to have investment discretion and voting power over the shares held by Tamarack. The address for Tamarack is 5050 Avenida Encinas, Suite 360, Carlsbad, CA 92008.
(22) The shares of common stock beneficially owned prior to this offering include 384,615 shares currently issuable to Koyote Trading, LLC upon exercise of certain common stock purchase warrants. Richard Schottenfeld, in his capacity as Manager of Koyote Trading, LLC, may be deemed to have investment discretion and voting power over the shares held by Koyote Trading, LLC. The address for Koyote Trading, LLC is 800 3rd Ave., Floor 10, New York, NY 10022.
(23)Includes other selling stockholders that collectively beneficially own less than one percent of our common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of June 30, 2020, the number and percentage of outstanding shares of our common stock beneficially owned by:

•each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of our common stock;
•each of our current directors;
•each of our named executive officers; and
•all current directors and executive officers, as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”) and generally includes any shares over which the individual or entity has sole or shared voting power or investment power. These rules also treat as outstanding all shares of capital stock that a person would receive upon the exercise of any option, warrant or right or through the conversion of a security held by that person that are immediately exercisable or convertible or exercisable or convertible within 60 days of the date as of which beneficial ownership is determined. These shares are deemed to be outstanding and beneficially owned by the person holding those options, warrants or rights or convertible securities for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The information does not necessarily indicate beneficial ownership for any other purpose. Except as indicated in the footnotes to the below table and pursuant to applicable community property laws, to our knowledge the persons named in the table below have sole voting and investment power with respect to all shares of common stock attributed to them in the table.

Information with respect to beneficial ownership has been furnished to us by each director and named executive officer and certain stockholders, and derived from publicly-available SEC beneficial ownership reports on Forms 3 and 4 and Schedules 13D and 13G filed by covered beneficial owners of our common stock. Percentage ownership of our common stock in the table is based on 204,618,423 shares of our common stock outstanding on June 30, 2020 (as reflected in the records of our stock transfer agent). Except as otherwise set forth below, the address of the beneficial owner is c/o Amyris, Inc., 5885 Hollis Street, Suite 100, Emeryville, California 94608.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (#)	Percent of Class (%)
5% Stockholders
Foris Ventures, LLC(1)…………………………………………………….	67,268,358	31.5%
FMR LLC(2) ………………………………………………………………	21,336,047	10.3%
DSM International B.V(3)………………………………………………...	27,001,551	12.4%
Vivo Capital LLC(4) ………………………………………….	13,337,920	6.4%
Directors and Named Executive Officers
John Melo(5) ………………………………………………………………	780,168	*
John Doerr(1)(6) ……………………………………………………….	67,565,870	31.7%
Geoffrey Duyk(7) ………………………………………………………….	18,498	*
Philip Eykerman(8) ……………………………………………………..	15,864	*
Christoph Goppelsroeder(9) ………………………………………………	-	*
Frank Kung(4)(10) …………………………………………………………..	13,347,068	6.4%
James McCann(11) ……………………………………………………	3,506	*
Steven Mills(12) ………………………………………………………	18,314	*
Carole Piwnica(13) ………………………………………………………	5,758,835	2.8%
Lisa Qi…………………………………………………………………..	-	*
Patrick Yang(14) …………………………………………………………	52,592	*
Eduardo Alvarez(15) ……………………………………………………	265,940	*

Nicole Kelsey(16) ……………………………………………………	128,826	*
Han Kieftenbeld(17) ……………………………………………………	67,500	*
All Directors and Executive Officers as a Group (14 Persons)(18). …….	88,022,981	39.7%
* Represents beneficial ownership of less than 1%.
(1) Includes 8,778,230 shares of common stock issuable upon exercise of certain rights to purchase common stock held by Foris. Excludes (i) 16,680,334 shares of our common stock issuable upon exercise by Foris of its option to convert all or any portion of the secured indebtedness outstanding under the Amended and Restated Loan and Security Agreement dated October 28, 2019, as further amended on June 1, 2020, into shares of our common stock, in accordance with Nasdaq Listing Standard Rule 5635(d), which conversion is subject to stockholder approval at our special meeting of stockholders scheduled to be held on August 14, 2020, and (ii) 6,666,666 shares of common stock issuable to Foris upon conversion of 20,000 shares of Series E Convertible Preferred Stock subject to the Stockholder Approval. Foris is indirectly owned by director John Doerr, who shares voting and investment control over the shares held by Foris. Barbara S. Hager, in her capacity as Manager of Foris may also be deemed to have investment discretion and voting power over the shares held by Foris. The address for Foris is 751 Laurel Street #717, San Carlos, California 94070.
(2) Includes 3,484,321 shares of common stock issuable upon exercise of certain rights to purchase common stock held by affiliates of FMR LLC. The address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.
(3) Includes 13,994,198 shares of common stock issuable upon exercise of certain warrants held by DSM International B.V. (together with its affiliates, “DSM”). DSM International B.V. is a wholly owned subsidiary of Koninklijke DSM N.V. Accordingly, Koninklijke DSM N.V. may be deemed to share beneficial ownership of the securities held of record by DSM International B.V. Koninklijke DSM N.V. is a publicly traded company with securities listed on the Amsterdam Stock Exchange. The address for DSM International B.V. is HET Overloon 1, 6411 TE Heerlen, Netherlands.
(4) Includes (i) 1,943,661 shares of common stock issuable upon conversion of shares of the Company’s Series D Convertible Preferred Stock held by affiliates of Vivo Capital LLC (together with its affiliates, “Vivo”), and (ii) 1,212,787 shares of common stock issuable upon exercise of certain warrants held by Vivo. Excludes 2,977,438 shares of common stock issuable to Vivo upon conversion of 8,932.32 shares of Series E Convertible Preferred Stock, subject to the Stockholder Approval. Director Frank Kung is a founding member of Vivo and a voting member of the general partner of Vivo entities that hold our common stock, Series D Preferred Stock, Series E Convertible Preferred Stock and warrants, and may be deemed to share voting and dispositive power over the shares held by such entities. The address for Vivo is 192 Lytton Avenue, Palo Alto, California 94301.
(5) Shares beneficially owned by Mr. Melo include (i) 525,000 restricted stock units, all of which were unvested as of June 30, 2020, and (ii) 138,071 shares of common stock issuable upon exercise of stock options that were exercisable within 60 days of June 30, 2020.
(6) Shares beneficially owned by Mr. Doerr include (i) 63,935,025 shares of common stock beneficially owned by Foris, in which Mr. Doerr indirectly owns all of the membership interests, (ii) 567 shares of common stock held by The Vallejo Ventures Trust U/T/A 2/12/96, of which Mr. Doerr is a trustee, (iii) 278,882 shares of common stock held by entities affiliated with Kleiner Perkins Caufield & Byers of which Mr. Doerr is an affiliate, excluding 16,399 shares over which Mr. Doerr has no voting or investment power, (iv) 2,266 restricted stock units, all of which were unvested as of June 30, 2020, and (v) 10,265 shares of common stock issuable upon exercise of stock options that were exercisable within 60 days of June 30, 2020.
(7) Shares beneficially owned by Dr. Duyk include (i) 9,566 restricted stock units, all of which were unvested as of June 30, 2020, and (ii) 4,666 shares of common stock issuable upon exercise of stock options that were exercisable within 60 days of June 30, 2020.
(8) Shares beneficially owned by Mr. Eykerman include (i) 2,266 restricted stock units, all of which were unvested as of June 30, 2020, and (ii) 8,199 shares of common stock issuable upon exercise of stock options that were exercisable within 60 days of June 30, 2020. Mr. Eykerman was appointed to the Board on May 18, 2017 as the designee of DSM. Mr. Eykerman disclaims beneficial ownership of all shares of Amyris common stock that are or may be beneficially owned by DSM or any of its affiliates.

(9) Mr. Goppelsroeder was appointed to the Board on November 2, 2017 as the designee of DSM. Mr. Goppelsroeder does not beneficially own any shares of Amyris common stock directly and disclaims beneficial ownership of all shares of Amyris common stock that are or may be beneficially owned by DSM or any of its affiliates.
(10) Shares beneficially owned by Dr. Kung include (i) 13,347,068 shares of common stock beneficially owned by Vivo, over which Dr. Kung may be deemed to share voting and dispositive power, (ii) 2,932 restricted stock units, all of which were unvested as of June 30, 2020 and (iii) 6,216 shares of common stock issuable upon exercise of stock options that were exercisable within 60 days of June 30, 2020. Dr. Kung was appointed to the Board on November 2, 2017 as the designee of Vivo. Dr. Kung disclaims beneficial ownership over shares of Amyris common stock that are or may be beneficially owned by Vivo except to the extent of his pecuniary interest therein.
(11) Shares beneficially owned by Mr. McCann include (i) 2,266 restricted stock units, all of which were unvested as of June 30, 2020, and (ii) 750 shares of common stock issuable upon exercise of stock options that were exercisable within 60 days of June 30, 2020.
(13) Shares beneficially owned by Mr. Mills include (i) 2,266 restricted stock units, all of which were unvested as of June 30, 2020, and (ii) 3,466 shares of common stock issuable upon exercise of stock options that were exercisable within 60 days of June 30, 2020.
(12) Shares beneficially owned by Ms. Piwnica include (i) 5,758,835 shares beneficially owned by Naxyris S.A. (“Naxyris”), over which Ms. Piwnica may be deemed to share voting and dispositive power, (ii) 2,266 restricted stock units, all of which were unvested as of June 30, 2020, and (iii) 10,265 shares of common stock issuable upon exercise of stock options that were exercisable within 60 days of June 30, 2020. Ms. Piwnica was designated to serve as a director by Naxyris. Ms. Piwnica indirectly owns 100% of Naxyris, through its affiliate Arianna S.A.
(13) Shares beneficially owned by Dr. Yang include (i) 2,266 restricted stock units, all of which were unvested as of June 30, 2020, and (ii) 9,065 shares of common stock issuable upon exercise of stock options that were exercisable within 60 days of June 30, 2020.
(14) Shares beneficially owned by Mr. Alvarez include 30,000 shares of common stock issuable upon exercise of stock options that were exercisable within 60 days of June 30, 2020.
(15) Shares beneficially owned by Ms. Kelsey include (i) 40,333 restricted stock units, all of which were unvested as of June 30, 2020, and (ii) 35,625 shares of common stock issuable upon exercise of stock options that were exercisable within 60 days of June 30, 2020.
(16) Shares beneficially owned by Mr. Kieftenbeld include 67,500 restricted stock units, all of which were unvested as of June 30, 2020.

(17) Shares beneficially owned by all of our executive officers and directors as a group include the shares of common stock described in footnotes 5 through 17 above.

DESCRIPTION OF CAPITAL STOCK

The following is a description of our capital stock, as well as certain provisions of our certificate of incorporation, bylaws and Delaware law. This is only a summary and is qualified in its entirety by reference to the description of our common stock included in our certificate of incorporation and our bylaws which have been filed as exhibits to the registration statement of which this prospectus is a part, and by the relevant provisions of the Delaware General Corporations Law, or the DGCL. See “Where You Can Find Additional Information”.

Common Stock

As of June 30, 2020, our authorized capital stock included 350,000,000 shares of common stock, par value $0.0001 per share, of which there were 204,618,423 shares outstanding (as reflected in the records of our stock transfer agent). A description of the material terms and provisions of our restated certificate of incorporation, as amended, and restated bylaws affecting the rights of holders of our common stock is set forth below. The description is intended as a summary only, and is qualified in its entirety by reference to our restated certificate of incorporation, as amended, and our restated bylaws that are filed as exhibits to the registration statement of which this prospectus forms a part.

As of June 30, 2020, we had approximately 119 holders of record of our common stock. The actual number of stockholders is greater than this number of record holders and includes stockholders who are beneficial owners but whose shares are held in street name by brokers and other nominees.

Dividend Rights

Subject to preferences that may apply to shares of preferred stock outstanding from time to time, the holders of outstanding shares of our common stock are entitled to receive dividends out of funds legally available if our Board of Directors, in its discretion, determines to issue dividends, and only then at the times and in the amounts that our Board of Directors may determine.

Voting Rights

Each holder of our common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Our restated certificate of incorporation, as amended, eliminates the right of stockholders to cumulate votes for the election of directors and establishes a classified Board of Directors, divided into three classes with staggered three-year terms. Only one class of directors is elected at each annual meeting of our stockholders, with the other classes continuing in office for the remainder of their respective three-year terms.

No Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights and is not subject to conversion, redemption or sinking fund provisions.
Right to Receive Liquidation Distributions

Upon our dissolution, liquidation or winding-up, the assets legally available for distribution to our stockholders are distributable ratably among the holders of our common stock, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights and payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Registration Rights

Certain of our stockholders, including certain entities affiliated with our directors and/or holders of five percent or more of our outstanding common stock, including DSM, Foris, Vivo and Total, hold registration rights pursuant to (i) the Amended and Restated Letter Agreement, dated May 8, 2014, by and among us and certain of our stockholders, (ii) the letter agreement, dated July 29, 2015, by and among us and certain investors, (iii) the Registration Rights Agreement, dated October 20, 2015, by and among us and certain purchasers of our 9.50% Convertible Senior Notes due 2019, (iv) the Securities Purchase Agreement, dated May 8, 2017, by and among us and certain investors, (v) the Securities Purchase Agreement, dated May 31, 2017, by and between us and the investor named therein, (vi) the Securities Purchase Agreement, dated August 2, 2017, by and between us and DSM International B.V., (vii) the Stockholder Agreement, dated August 3, 2017, by and between us and affiliates of Vivo Capital LLC, (viii) the Amended and Restated Stockholder Agreement, dated August 7, 2017, by and between us and DSM International B.V., (ix) the Securities Purchase Agreement, dated November 19, 2018, between us and DSM International B.V., (x) the Security Purchase Agreement, dated April 24, 2019, by and between us and ETP BioHealth (I) Fund LP, (xi) the common stock purchase warrants issued by us to each of Schottenfeld Opportunities Fund II, L.P., Phase Five Partners, LP and Koyote Trading, LLC on September 10, 2019, (xii) the common stock purchase warrants issued by us to each of Schottenfeld Opportunities Fund II, L.P and, Phase Five Partners, LP on November 14, 2019, (xiii) the Securities Purchase Agreements, dated January 31, 2020, by and between us and the investor named therein, including Foris Ventures, LLC, and (xiv) the Security Purchase Agreements, dated June 1, 2020 and June 4, 2020, by and between us and the investors named therein, including affiliates of Foris Ventures, LLC, FMR, LLC, and Vivo Capital LLC.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is EQ Shareowner Services (formerly Wells Fargo Shareowner Services).

Stock Exchange Listing

Our common stock is listed on The Nasdaq Global Select Market under the symbol “AMRS.”

Anti-Takeover Provisions
The provisions of Delaware law, our restated certificate of incorporation, as amended, and our restated bylaws may have the effect of delaying, deferring or discouraging another person from acquiring control of our company.

Delaware Law

Section 203 of the Delaware General Corporation Law (“Section 203”) prevents some Delaware corporations from engaging, under some circumstances, in a business combination, which includes a merger or sale of at least 10% of the corporation’s assets, with any interested stockholder, meaning a stockholder who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of the corporation’s outstanding voting stock, unless:

•the transaction is approved by the Board of Directors prior to the time that the interested stockholder became an interested stockholder;

•upon consummation of the transaction which resulted in the stockholder’s becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•at or subsequent to such time that the stockholder became an interested stockholder, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

If Section 203 applied to us, these restrictions could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, could discourage attempts to acquire us.

A Delaware corporation may “opt out” of the restrictions on business combinations contained in Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of its outstanding voting shares. We have agreed to opt out of Section 203 through our restated certificate of incorporation, as amended, but our restated certificate of incorporation as amended, contains substantially similar protections to our company and stockholders as those afforded under Section 203, except that we have agreed with Total that it will not be deemed to be “interested stockholders” for purposes of such protections.

Restated Certificate of Incorporation and Restated Bylaw Provisions

Our restated certificate of incorporation, as amended, and our restated bylaws include a number of provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control of our company or management team, including the following:

•Board of Directors Vacancies. Our restated certificate of incorporation, as amended, and restated bylaws authorize only our Board of Directors to fill vacant directorships. In addition, the number of directors constituting our Board of Directors will be set only by resolution adopted by a majority vote of our entire Board of Directors. These provisions prevent stockholders from increasing the size of our Board of Directors and gaining control of our Board of Directors by filling the resulting vacancies with their own nominees.

•Classified Board. Our restated certificate of incorporation, as amended, and restated bylaws provide that our Board of Directors is classified into three classes of directors. The existence of a classified board could delay a successful tender offeror from obtaining majority control of our Board of Directors, and the prospect of that delay might deter a potential offeror. Pursuant to Delaware law, the directors of a corporation having a classified board may be removed by the stockholders only for cause. In addition, stockholders will not be permitted to cumulate their votes for the election of directors.

•Stockholder Action; Special Meeting of Stockholders. Our restated certificate of incorporation, as amended, provides that our stockholders may not take action by written consent, but may only take action at annual or special meetings of our stockholders. Our restated bylaws further provide that special meetings of our stockholders may be called only by a majority of our Board of Directors, the chair of our Board of Directors, our chief executive officer or our president.

•Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our restated bylaws provide for advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders. Our restated bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

•Issuance of Undesignated Preferred Stock. Under our restated certificate of incorporation, as amended, our Board of Directors has the authority, without further action by the stockholders, to issue shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by the Board of Directors. The existence of authorized but unissued shares of preferred stock enables our Board of Directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

PLAN OF DISTRIBUTION
We are registering the shares of common stock offered hereby to permit the resale of these shares of common stock by the holders thereof from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock offered hereby. We will bear all fees and expenses incident to our obligation to register these shares of common stock.
The selling stockholders may sell all or a portion of the shares of common stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:
•on any national securities exchange or quotation service on which the shares may be listed or quoted at the time of sale;
•in the over-the-counter market;
•in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;
•ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•an exchange distribution in accordance with the rules of the applicable exchange;
•privately negotiated transactions;
•short sales made after the date the Registration Statement is declared effective by the Commission;
•broker-dealers may agree with a selling stockholder to sell a specified number of such shares at a stipulated price per share;
•a combination of any such methods of sale; and
•any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares of common stock under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the selling stockholders may transfer the shares of common stock by other means not described in this prospectus. If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.
The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
To the extent required by the Securities Act and the rules and regulations thereunder, the selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers. To our knowledge and based upon information we received from the selling stockholders, each selling stockholder that is affiliated with a broker-dealer acquired the shares of common stock being registered hereunder in the ordinary course of business, and, at the time such selling stockholder acquired the shares being registered hereunder, such selling stockholder did not have any agreement or understanding, directly or indirectly, with any person to distribute such shares. To our knowledge, none of the selling stockholders received any shares as underwriting compensation.
Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock offered hereby may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.
There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement of which this prospectus forms a part.
The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act (“Regulation M”), which may limit the timing of purchases and sales of any shares of common stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.
Once sold under the registration statement of which this prospectus forms a part, the shares of common stock offered hereby will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the issuance of shares of common stock offered hereby will be passed upon for us by Fenwick & West LLP, Mountain View, California.

EXPERTS

The consolidated financial statements of Amyris, Inc. as of December 31, 2018 and 2019 and for the years then ended, incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2019, have been so incorporated in reliance on the report (which contains an emphasis paragraph that states that the Company has suffered recurring losses from operations, has an accumulated deficit of $1.8 billion and current debt service requirements that raise substantial doubt about its ability to continue as a going concern) of Macias Gini & O’Connell LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the filing requirements of the Securities Exchange Act of 1934 (the “Exchange Act”).  Therefore, we file periodic reports, proxy statements and other information with the Commission. The Commission maintains a website (www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically.

We make our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, all amendments to such reports, proxy statements and other information filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act available free of charge through a link on the Investors section of our website located at www.amyris.com (under “Financial Information — SEC Filings”) as soon as reasonably practicable after they are filed with or furnished to the Commission.  The information contained in or accessible through our website or contained on other websites is not a part of, and is not incorporated into, this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Commission allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information in documents that we subsequently file with the Commission will automatically update and supersede information in this prospectus. We incorporate by reference into this prospectus the documents listed below and any future filings made by us with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those documents or the portions of those documents furnished and not filed in accordance with Commission rules) prior to the termination of this offering, including all filings made after the date of the initial registration statement and prior to the effectiveness of the registration statement. We hereby incorporate by reference the following documents (other than the portions of those documents furnished and not filed in accordance with Commission rules):

•Our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Commission on March 13, 2020;

•Our Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 17, 2020;

•Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 filed with the Commission on May 11, 2020;

•Our Current Reports on Form 8-K filed with the Commission on January 14, 2020, January 17, 2020, January 21, 2020, February 6, 2020, February 13, 2020 (solely with respect to Item 5.02), February 19, 2020, March 2,

2020, March 3, 2020, April 24, 2020, May 4, 2020, May 5, 2020, June 3, 2020, June 4, 2020, June 10, 2020 and June 18, 2020 ; and

•The description of our common stock contained in our registration statement on Form 8-A filed with the Commission on September 24, 2010, including any amendment or report filed for the purpose of updating such description.

We will provide to each person, including any beneficial holder, to whom a prospectus is delivered, at no cost to the requestor, upon written or oral request, a copy of any or all information that has been incorporated by reference in this prospectus but not delivered with this prospectus, including any exhibits that are specifically incorporated by reference in that information. You may request a copy of these filings by sending an e-mail request to Amyris Investor Relations at investor@amyris.com, calling (510) 740-7481, or writing to Amyris Investor Relations at 5885 Hollis Street, Suite 100, Emeryville, California 94608.

Copies of these filings are also available free of charge through a link on the Investors section of our website located at www.amyris.com (under “Financial Information — SEC Filings”) as soon as reasonably practicable after they are filed with or furnished to the Commission. The information contained in or accessible through our website or contained on other websites is not a part of, and is not incorporated into, this prospectus.

AMYRIS, INC.

65,166,658 Shares

Common Stock

, 2020

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained or incorporated by reference in this prospectus. We do not take any responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. This prospectus does not offer to sell any securities in any jurisdiction where it is unlawful. Neither the delivery of this prospectus, nor any sale made hereunder, shall create any implication that the information in this prospectus is correct after the date hereof.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth all expenses to be paid by us, other than estimated underwriting discounts and commissions, if any, in connection with this offering. All amounts shown are estimates except for the Commission registration fee:

Item	Amount to be paid
Commission registration fee		$37,640.91
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent fees and expenses		*
Miscellaneous expenses		*

Total	$	*
____________
* Estimated expenses not presently known.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a court to award, or a corporation’s Board of Directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the DGCL are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended (the “Securities Act”).

Our restated certificate of incorporation, as amended, limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by the DGCL, and provides that no director will have personal liability to us or to its stockholders for monetary damages for breach of fiduciary duty or other duty as a director. However, these provisions do not eliminate or limit the liability of any director for:

• any breach of the director’s duty of loyalty to us or our stockholders;
• acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
• voting or assenting to unlawful payments of dividends, stock repurchases or other distributions; or
• any transaction from which the director derived an improper personal benefit.

Any amendment to or repeal of these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to such amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the DGCL.

As permitted by the DGCL, our restated bylaws provide that:

• we are required to indemnify its directors and officers to the fullest extent permitted by the DGCL, subject to very limited exceptions;
• the registrant may indemnify its other employees and agents as set forth in the DGCL;

• we are required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to very limited exceptions; and
• the rights conferred in the bylaws are not exclusive.

In addition, we have entered into indemnification agreements with each of its directors and executive officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements require us, among other things, to indemnify its directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by its directors and executive officers in investigating or defending any such action, suit or proceeding.  The indemnification provisions in our restated certificate of incorporation, as amended, and restated bylaws and the indemnification agreements entered into between us and each of our directors and executive officers may be sufficiently broad to permit indemnification of our directors and officers for liabilities arising under the Securities Act.

We maintain an insurance policy that covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as our directors or officers.

Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our board of directors.

Reference is made to the following documents filed as exhibits to this registration statement regarding relevant indemnification provisions described above:

Exhibit Number	Description
3.01	Restated Certificate of Incorporation
3.12	Restated Bylaws
10.01	Form of Indemnity Agreement between registrant and its directors and executive officers
ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

On August 3, 2017, we sold and issued an aggregate of 2,826,711 shares of common stock, 12,958 shares of our Series D Convertible Preferred Stock, warrants to purchase up to an aggregate of 5,575,118 shares of our common stock, and warrants to purchase up to a number of shares of common stock sufficient to provide full-ratchet anti-dilution protection with respect to the effective price paid for the common stock underlying the Series D Preferred Stock, to affiliates of Vivo in exchange for aggregate cash consideration of $25.0 million in a private placement pursuant to the exemption from registration under Section 4(a)(2) of the Securities Act and Regulation D promulgated under the Securities Act.

On August 7, 2017, we sold and issued 25,000 shares of Series B Preferred Stock, a warrant to purchase up to 3,968,116 shares of our common stock, and a warrant to purchase up to a number of shares of common stock sufficient to provide full-ratchet anti-dilution protection with respect to the effective price paid for the common stock underlying the Series B Preferred Stock, to DSM International B.V. in exchange for aggregate cash consideration of $25.0 million in a private placement pursuant to the exemption from registration under Section 4(a)(2) of the Securities Act and Regulation D promulgated under the Securities Act.

On April 12, 2018, we issued warrants to purchase up to an aggregate of 3,616,174 shares of our common stock to certain holders of our common stock purchase warrants issued in May 2017, in exchange for such holders exercising for cash a portion of such May 2017 warrants and surrendering a separate portion of such May 2017 warrants for cancellation, in a private placement pursuant to the exemption from registration under Section 4(a)(2) of the Securities Act and Regulation D promulgated under the Securities Act.

On August 17, 2018, we issued a warrant to purchase up to 4,877,386 shares of our common stock to Foris, in exchange for Foris exercising for cash a portion of its warrants purchased in May 2017 and surrendering a separate portion of such May 2017 warrants for cancellation, in a private placement pursuant to the exemption from registration under Section 4(a)(2) of the Securities Act and Regulation D promulgated under the Securities Act.

On August 17, 2018 and August 20, 2018, we issued warrants to purchase up to an aggregate of 7,219,778 shares of our common stock to affiliates of Vivo, in exchange for Vivo exercising for cash a portion of its warrants purchased in August 2017 and surrendering a separate portion of such August 2017 warrants for cancellation, in a private placement pursuant to the exemption from registration under Section 4(a)(2) of the Securities Act and Regulation D promulgated under the Securities Act.

On November 20, 2018, we issued 1,643,991 shares of our common stock to DSM, in consideration of certain agreements of DSM set forth in an amendment to the supply agreement, dated December 28, 2017, between us and DSM, in a private placement pursuant to the exemption from registration under Section 4(a)(2) of the Securities Act and Regulation D promulgated under the Securities Act.

On December 10, 2018, we issued $60 million in aggregate principal amount of senior convertible notes (the “2018 Convertible Notes”) to certain accredited investors, in exchange for an equal cash amount, in a private placement pursuant to the exemption from registration under Section 4(a)(2) of the Securities Act and Regulation D promulgated under the Securities Act.

On April 16, 2019, we sold and issued to Foris 6,732,369 shares of our common stock, as well as a warrant to purchase up to 5,424,804 shares of our common stock, in exchange for aggregate cash proceeds of $20 million, in a private placement pursuant to the exemption from registration under Section 4(a)(2) of the Securities Act and Regulation D promulgated under the Securities Act.

On April 26, 2019, we sold and issued (i) 2,832,440 shares of our common stock, as well as a warrant to purchase up to 3,983,230 shares of our common stock, to Foris and (ii) an aggregate of 2,043,781 shares of our common stock, as well as warrants to purchase up to an aggregate of 1,635,025 shares of common stock, to certain non-affiliated accredited investors, in exchange for aggregate cash proceeds of $23.2 million, in each case in private placements pursuant to the exemption from registration under Section 4(a)(2) of the Securities Act and Regulation D promulgated under the Securities Act.

On April 29, 2019, we sold and issued (i) an aggregate of 913,529 shares of our common stock, as well as warrants to purchase up to an aggregate of 1,212,787 shares of our common stock, to affiliates of Vivo and (ii) an aggregate of 323,382 shares of our common stock, as well as warrants to purchase up to an aggregate of 258,704 shares of our common stock, to certain non-affiliated accredited investors, in exchange for aggregate cash proceeds of $5.8 million, in each case in private placements pursuant to the exemption from registration under Section 4(a)(2) of the Securities Act and Regulation D promulgated under the Securities Act.

On May 3, 2019, we sold and issued 1,243,781 shares of our common stock, as well as a warrant to purchase up to 995,024 shares of our common stock, to an accredited investor, in exchange for cash proceeds of $5 million, in a private placement pursuant to the exemption from registration under Section 4(a)(2) of the Securities Act and Regulation D promulgated under the Securities Act.

On May 10, 2019, we issued an aggregate of 3,479,008 shares of our common stock, as well as warrants to purchase an aggregate of up to 1,391,603 shares of our common stock, to certain accredited investors, in exchange for the surrender and cancellation of $13.5 million principal amount of our 6.50% Convertible Senior Notes due 2019 (“6.50% Notes”), together with accrued and unpaid interest thereon, in a private exchange pursuant to the exemption from registration under Section 3(a)(9) of the Securities Act.

On May 14, 2019, we issued 1,122,460 shares of our common stock, as well as a warrant to purchase up to 352,638 shares of our common stock, to Foris, in exchange for the surrender and cancellation of $5 million principal amount of 6.50% Notes, together with accrued and unpaid interest thereon, in a private exchange pursuant to the exemption from registration under Section 3(a)(9) of the Securities Act.

On May 15, 2019, we issued 2,500,000 shares of our common stock to an accredited investor, in exchange for the surrender and cancellation of $10 million principal amount of 6.50% Notes, together with accrued and unpaid interest thereon, in a private exchange pursuant to the exemption from registration under Section 3(a)(9) of the Securities Act.

On May 15, 2019, we issued a senior convertible note in the principal amount of $53.3 million, as well as a warrant to purchase up to 2,000,000 shares of our common stock, to an accredited investor, in exchange for the surrender and cancellation of one of the 2018 Convertible Notes with a then current principal amount of $53.3 million, in a private exchange pursuant to the exemption from registration under Section 3(a)(9) of the Securities Act.

On May 15, 2019, we issued a senior convertible note in the principal amount of $9.7 million to an accredited investor, in exchange for the surrender and cancellation of $9.7 million principal amount of 6.50% Notes, in a private exchange pursuant to the exemption from registration under Section 3(a)(9) of the Securities Act.

On June 24, 2019, we issued a senior convertible note in the principal amount of $4.7 million, as well as a warrant to purchase up to 181,818 shares of our common stock, to an accredited investor, in exchange for the surrender and cancellation of one of our 2018 Convertible Notes with a current principal amount of $4.7 million, in a private exchange pursuant to the exemption from registration under Section 3(a)(9) of the Securities Act.

On July 8, 2019, we issued 1,767,632 shares of our common stock, as well as a warrant to purchase up to 1,080,000 shares of our common stock, to an accredited investor, in exchange for the surrender and cancellation of one of our senior convertible notes issued on January 15, 2014 with a current principal amount of $5.1 million, in a private exchange pursuant to the exemption from registration under Section 3(a)(9) of the Securities Act.

On July 24, 2019, we issued a senior convertible note in the principal amount of $68.3 million (the “2019 Convertible Notes”), as well as a warrant to purchase up to 2,000,000 shares of our common stock, to an accredited investor, in exchange for the surrender and cancellation of the senior convertible note issued on May 15, 2019 with a current principal amount of $53.3 million and a warrant to purchase up to 2,000,000 shares of our common stock issued on May 15, 2019, in a private exchange pursuant to the exemption from registration under Section 3(a)(9) of the Securities Act.

On August 14, 2019, we issued a warrant to purchase up to 1,438,829 shares of our common stock to Foris, in consideration of certain agreements and waivers of Foris set forth in an amendment and waiver to the loan and security agreement, dated June 29, 2018, as amended, between us and Foris, in a private placement pursuant to the exemption from registration under Section 4(a)(2) of the Securities Act and Regulation D promulgated under the Securities Act.

On August 14, 2019, we issued a warrant to purchase up to 2,000,000 shares of our common stock to Naxyris, in consideration of Naxyris making available to us a secured term loan facility in the principal amount of $10.4 million pursuant to a loan and security agreement, dated August 14, 2019, between us and Naxyris, in a private placement pursuant to the exemption from registration under Section 4(a)(2) of the Securities Act and Regulation D promulgated under the Securities Act.

On August 28, 2019, we issued a warrant to purchase up to 4,871,795 shares of our common stock to Foris, in consideration of Foris making available to us an unsecured term loan facility in the principal amount of $19 million pursuant to a credit agreement, dated August 28, 2019, between us and Foris, in a private placement pursuant to the exemption from registration under Section 4(a)(2) of the Securities Act and Regulation D promulgated under the Securities Act.

On September 10, 2019, we issued warrants to purchase up to an aggregate of 3,205,128 shares of our common stock to certain accredited investors, in consideration of such investors making available to us unsecured term loan facilities in the aggregate principal amount of $12.5 million pursuant to three separate credit agreements, each dated September 10, 2019, between us and such investors, in each case in private placements pursuant to the exemption from registration under Section 4(a)(2) of the Securities Act and Regulation D promulgated under the Securities Act.

On October 11, 2019, we issued a warrant to purchase up to 2,000,000 shares of our common stock to Foris, in consideration of Foris making available to us a secured term loan facility in the principal amount of $10 million under the loan and security agreement, dated June 29, 2018, as amended, between us and Foris, in a private placement pursuant to the exemption from registration under Section 4(a)(2) of the Securities Act and Regulation D promulgated under the Securities Act.

On October 28, 2019, we issued a warrant to purchase up to 2,000,000 shares of our common stock to Naxyris, in consideration of Naxyris making available to us a secured term loan facility in the principal amount of $10.4 million under the loan and security agreement, dated August 14, 2019, as amended and restated on October 28, 2019, between us and Naxyris, in a private placement pursuant to the exemption from registration under Section 4(a)(2) of the Securities Act and Regulation D promulgated under the Securities Act.

On November 14, 2019, we issued warrants to purchase up to an aggregate of 2,028,423 shares of our common stock to certain accredited investors, in consideration of such investors making available to us secured term loan facilities in the aggregate principal amount of $7.9 million pursuant to a credit and security agreement, dated November 14, 2019, between us and such investors, in private placements pursuant to the exemption from registration under Section 4(a)(2) of the Securities Act and Regulation D promulgated under the Securities Act.

On November 15, 2019, we issued a senior convertible note in the principal amount of $66.0 million to certain accredited investors, in exchange for the surrender and cancellation of the 2019 Convertible Notes with a principal amount of $47.8 million as of November 8, 2019, in a private exchange pursuant to the exemption from registration under Section 3(a)(9) of the Securities Act.

On November 27, 2019, we issued a warrant to purchase up to 1,000,000 shares of our common stock to Foris, in consideration of Foris making available to us a secured term loan facility in the principal amount of $10 million under the loan and security agreement, dated June 29, 2018, as amended and restated on October 28, 2019, between us and Foris, in a private placement pursuant to the exemption from registration under Section 4(a)(2) of the Securities Act and Regulation D promulgated under the Securities Act.

On January 14, 2020, we issued (i) a senior convertible note in the principal amount of $51 million (ii) an aggregate of 2,742,160 shares of our common stock, (iii) rights to acquire up to an aggregate of 2,484,321 shares of our common stock, and (iv) warrants to purchase up to an aggregate of 3,000,000 shares of our common stock, to certain accredited investors, in exchange for the surrender and cancellation of the senior convertible notes issued on November 15, 2019, with a current principal amount of $66 million as of the date of the exchange, pursuant to the exemption from registration under Section 3(a)(9) of the Securities Act.

On January 31, 2020, we sold and issued (i) 5,226,481 shares of our common stock, as well as a right to purchase up to 5,226,481 shares of our common stock, to Foris and (ii) an aggregate of 3,484,321 shares of our common stock, as well as a right to purchase up to an aggregate of 3,484,321 shares of common stock, to certain non-affiliated accredited investors, in exchange for aggregate cash proceeds of $25 million, in each case in private placements pursuant to the exemption from registration under Section 4(a)(2) of the Securities Act and Regulation D promulgated under the Securities Act.

On January 31, 2020, we issued rights to purchase up to an aggregate of 1,160,929 shares of our common stock to certain accredited investors, in connection with such investors entering into certain warrant amendment agreements and exercising certain warrants to purchase an aggregate of 1,160,929 shares of our common stock, in private placements pursuant to the exemption from registration under Section 4(a)(2) of the Securities Act and Regulation D promulgated under the Securities Act.

On January 31, 2020, we sold and issued 5,279,171 shares of our common stock for a total purchase price of $15.2 million, as well as a right to purchase up to 8,778,230 shares of our common stock, to Foris, as partial consideration for the cancellation of certain debt instruments issued to Foris, in private placements pursuant to the exemption from registration under Section 4(a)(2) of the Securities Act and Regulation D promulgated under the Securities Act.

On June 5, 2020 we sold and issued an aggregate of 32,614,573 shares of our common stock and 102,156.21 shares of our Series E Preferred Stock to certain accredited investors, including stockholders that beneficially own more than five percent of our outstanding common stock and are owned by or affiliated with individuals serving on the Company’s Board of Directors, such as Foris and Vivo, in exchange for aggregate cash consideration of approximately $200.0 million in a private placement pursuant to the exemption from registration under Section 4(a)(2) of the Securities Act and Regulation D promulgated under the Securities Act.

No underwriters or agents were involved in the issuance or sale of such securities, except as follows: (i) Oppenheimer & Co. Inc. acted as placement agent in connection with the issuance of the April 2018 warrants, (ii) B. Riley FBR, Inc. acted as our advisor in connection with the issuance of the August 2018 warrants, (iii) Oppenheimer & Co. Inc. acted as placement agent and B. Riley FBR, Inc. acted as our advisor in connection with the issuance of the December 2018 notes, and we paid an aggregate of $3.8 million in fees to such agent and advisor in connection with the offering and sale of such notes, and (iv) each of Jefferies LLC and Cowen and Company, LLC served as joint lead placement agents and Oppenheimer & Co. Inc. served as a co-placement agent with respect to the June 2020 offering of shares of common stock and Series E Preferred Stock, and we paid an aggregate of $9 million in fees in connection therewith. The securities listed above were issued in private placements pursuant to the exemption from registration under Section 4(a)(2) of the Securities Act and Regulation D promulgated under the Securities Act, or in private exchanges pursuant to the exemption from registration under Section 3(a)(9) of the Securities Act. The investors participating in the offerings or exchanges acquired the applicable securities for investment purposes only and without intent to resell, were able to fend for themselves in these transactions, and are accredited investors as defined in Rule 501 of Regulation D promulgated under Section 3(b) of the Securities Act. These purchasers had adequate access, through their relationships with us, to information about us.

ITEM 16. EXHIBITS

(a) Exhibits

Exhibit
Number	Description
3.01	Restated Certificate of Incorporation
3.02	Certificate of Amendment of the Restated Certificate of Incorporation dated May 9, 2013
3.03	Certificate of Amendment of the Restated Certificate of Incorporation dated May 12, 2014
3.04	Certificate of Amendment of the Restated Certificate of Incorporation dated September 18, 2015
3.05	Certificate of Amendment of the Restated Certificate of Incorporation dated May 18, 2016

3.06	Form of Certificate of Designation of Preferences, Rights and Limitations of Series A 17.38% Convertible Preferred Stock (found at Exhibit A-1, herein)
3.07	Form of Certificate of Designation of Preferences, Rights and Limitations of Series B 17.38% Convertible Preferred Stock (found at Exhibit A-2, herein)
3.08	Form of Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Preferred Stock (found at Exhibit A-3, herein)
3.09	Certificate of Amendment of the Restated Certificate of Incorporation dated June 5, 2017
3.10	Form of Certificate of Designation of Preferences, Rights and Limitations of Series D Convertible Preferred Stock (found at Exhibit E, herein)
3.11	Certificate of Amendment of the Certificate of Designation of Preferences, Rights and Limitations of Series B 17.38% Convertible Preferred Stock
3.12	Certificate of Amendment of the Restated Certificate of Incorporation dated May 29, 2020
3.13	Form of Certificate of Designation of Preferences, Rights and Limitations of Series E Convertible Preferred Stock
3.14	Restated Bylaws
4.01	Specimen of Common Stock Certificate
4.06	Form of Security Purchase Agreement, dated June 1, 2020 or June 4, 2020, between by registrant and certain accredited investors
5.01	Opinion of Fenwick & West LLP regarding the Shares
10.01	Form of Indemnity Agreement between registrant and its directors and executive officers
23.01	Consent of Macias Gini & O’Connell LLP, independent registered public accounting firm
23.03	Consent of Fenwick & West LLP (included in Exhibit 5.01)
24.01	Power of Attorney
__________________

(b) Financial statement schedules

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or notes thereto.

ITEM 17. UNDERTAKINGS
(a)  The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that the undertakings set forth in paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Emeryville, State of California, on this 10th day of July, 2020.

        AMYRIS, INC.

        By: /s/ JOHN MELO________________________
        John Melo
        President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints John Melo, Han Kieftenbeld and Nicole Kelsey, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JOHN MELO	Director, President and Chief Executive Officer	July 10, 2020
John Melo	(Principal Executive Officer)

/s/ HAN KIEFTENBELD	Chief Financial Officer	July 10, 2020
Han Kieftenbeld	(Principal Financial Officer)

/s/ ANTHONY HUGHES	Chief Accounting Officer	July 10, 2020
Anthony Hughes	(Principal Accounting Officer)

/s/ GEOFFREY DUYK	Director	July 10, 2020
Geoffrey Duyk

/s/ PHILIP EYKERMAN	Director	July 10, 2020
Philip Eykerman

/s/ CHRISTOPH GOPPELSROEDER	Director	July 10, 2020
Christoph Goppelsroeder

/s/ FRANK KUNG	Director	July 10, 2020
Frank Kung

/s/ JAMES MCCANN	Director	July 10, 2020
James McCann

/s/ STEVEN MILLS	Director	July 10, 2020
Steven Mills

/s/ CAROLE PIWNICA	Director	July 10, 2020
Carole Piwnica

/s/ LISA QI	Director	July 10, 2020
Lisa Qi

/s/ PATRICK YANG	Director	July 10, 2020
Patrick Yang